Exhibit 99.1

          Communications Systems Announces Sharply Increased Growth For
           The Third Quarter 2004 and Year to Date Operating Results.

Hector, MN ---- November 1, 2004----- Communications Systems, Inc. (AMEX: JCS) today reported sharply increased net income of $1,537,000 or $0.19 per diluted share for the third quarter ended September 30, 2004, an increase of 244% compared to net income of $447,000 or $0.05 per diluted share for the third quarter of 2003. Net income increased 81% for the nine months ended September 30, 2004 to $3,251,000 or $.39 per diluted share compared to a net income of $1,798,000 or $.22 per diluted share through nine months in 2003.

Third quarter 2004 revenues increased 16% to $29,262,000 compared to revenues of $24,666,000 in the third quarter of 2003. Nine-month revenues through September 30, 2004 increased 7% to $81,644,000 compared to $76,110,000 in the same period in 2003. The 2004 nine-month revenues include $1,593,000 in revenues contributed from the Image Systems business unit, which was acquired in March 2004.

The Company's Hector, MN based business unit, which manufactures and distributes telecommunications connection products and filtering devices for voice, data and video applications again continues to report increased revenues and profits in the third quarter and nine months of 2004. Third quarter 2004 revenues totaled $10,301,000 compared to $8,652,000 in the third quarter of 2003. Operating income was $1,486,000 in the third quarter of 2004 compared to $542,000 in the third quarter of 2003. Nine month 2004 revenues totaled $29,028,000 compared to $24,091,000 in the same period of 2003. Nine-month operating income was $3,255,000 compared to $1,027,000 in the same period of 2003.

The Company's media conversion and network switch segment revenues for the third quarter of 2004 increased to $13,437,000 compared to $12,254,000 in the same period of 2003. Nine-month revenues in 2004 for this segment were $38,634,000 compared to $36,972,000 in 2003. Operating income for the third quarter of 2004 was $1,531,000 compared to $829,000 in the third quarter 2003. Nine-month operating income in 2004 for this business segment was $3,491,000 compared to $2,825,000 in the same period in 2003.

The company's United Kingdom based business unit reported third quarter 2004 revenues of $1,860,000 compared to $1,533,000 in the third quarter in 2003. Revenues in the first nine months of 2004 were $6,433,000 compared to $4,820,000 in the same period of 2003. This segment had an operating loss of $162,000 in the third quarter of 2004 compared to an operating loss of $225,000 in the same period in 2003. The nine-month operating loss in 2004 was $291,000 compared to an operating loss of $905,000 in the same period of 2003.

The company's education consulting segment reported third quarter 2004 revenues of $2,938,000 compared to $2,045,000 in the third quarter of 2003. Nine month 2004 revenues were $5,956,000 compared to $10,042,000 in the first nine months of 2003. Operating income in the third quarter of 2004 was $501,000 compared to an operating loss of $175,000 in the third quarter of 2003. Nine-month operating income in 2004 was $712,000 compared to $889,000 in the same period of 2003.

Jeffrey K. Berg, President and COO commented, " We are pleased to see continued growth both in our revenue and earnings. CSI achieved these positive results by focusing on growth opportunities and strong execution by all our employees. We anticipate these positive trends to continue in the 4th Quarter of 2004 and again in 2005."

Curtis A Sampson, Chairman and CEO said, " Clearly the strong growth in our core business of introducing new products to our existing and new customers has contributed to achieving our positive results. The total effort of all our business units continues to generate profitable results and positive cash flow this quarter. Total cash and cash equivalents increased by $11,544,000 to over $23,492,000 at September 30, 2004 compared to September 30, 2003. CSI's current ratio is 5.6 to 1 and the company has no debt."
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About Communications Systems
Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world's leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.